Exhibit 10.1

NOV INC. LONG-TERM INCENTIVE PLAN

Non-Employee Director Restricted Stock Unit Agreement

Grantee:	«Name»
Date of Grant:	May ___, 202__
Number of Restricted Stock Units Granted:	«Shares»
1.
Notice of Grant. NOV Inc. (the “Company”) is pleased to notify you that you have been granted the above number of restricted stock units (“Restricted Stock Units”) of the Company pursuant to the NOV Inc. Long-Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Non-Employee Director Restricted Stock Unit Agreement (this “Agreement”).
2.
Restricted Stock Units. The Restricted Stock Units are subject to the following terms, which you are deemed to accept by accepting this award:
(a)
Payment and Determination of Value. Except as otherwise provided in Section 6 below, upon vesting and satisfying all applicable tax withholding obligations, the Company shall issue to you, on a date (the “Settlement Date”) within thirty (30) days following the date your Restricted Stock Units become vested (as described in Section 2(b) below), a number of whole shares of Stock equal to your vested Restricted Stock Units. If applicable, on the Settlement Date, the Company may pay to you cash in lieu of any fractional share of Stock represented by a fractional Restricted Stock Unit subject to this Award in an amount equal to the Fair Market Value on the vesting date of such fractional share of Stock. Distributions on a share of Stock subject to a Restricted Stock Unit or cash dividend equivalents will be held by the Company without interest until the Restricted Stock Units with respect to which the distribution was made becomes vested or is forfeited and then paid to you or forfeited, as the case may be. Any distributions or dividend equivalents accrued and held by the Company until vesting will be paid based on the total number of shares earned under the Agreement.
(b)
Vesting of Restricted Stock Units. Subject to the further provisions of this Agreement, the Restricted Stock Units shall become vested in accordance with the following schedule:

NUMBER OF FULL YEARS FROM DATE OF GRANT	VESTED PERCENTAGE
Less than 1 year	0%
1 year or more	100%

Distributions on a share of Restricted Stock Units may be held by the Company without interest until the Restricted Stock Units with respect to which the distribution was made becomes vested or is forfeited and then will be paid to you or forfeited, as the case may be.

(c)
Forfeiture. All shares of Restricted Stock Units that are not vested upon the termination of your director relationship with the Company shall be automatically cancelled and forfeited without payment upon your termination.
(d)
Accelerated Vesting. Notwithstanding the preceding, if (i) a Change of Control shall occur prior to the date upon which this Restricted Stock Units is vested in full as provided in the above vesting schedule, (ii) your director relationship with the Company is terminated at any time on or within twelve months following a Change of Control for any reason other than for cause, and (iii) you have served as a director of the Company continuously from the date of grant of this Restricted Stock Units to the date your director relationship with the Company so terminates, then this Restricted Stock Units shall vest in full. For purposes of this Section 2(d), the term “Change of Control” shall mean: (y) the Company completes the sale of assets having a gross sales price which exceeds 50% of the consolidated total capitalization of the Company (consolidated total stockholders’ equity plus consolidated total long-term debt as determined in accordance with generally accepted accounting principles) as at the end of the last full fiscal quarter prior to the date such determination is made; or (z) any corporation, person or group within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act) of voting securities of the Company representing more than 30% of the total votes eligible to be cast at any election of directors of the Company. For purposes of this Section 2(d), the term “cause” shall mean (i) you have engaged in gross negligence or willful misconduct in the performance of your duties with respect to the Company, or (ii) your final conviction of a felony or of a misdemeanor involving moral turpitude.
3.
Ownership Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of shares of Stock prior to the date that shares of Stock are issued to you in settlement of the Award. Your rights with respect to the Restricted Stock Units shall remain forfeitable as stated in this Agreement.
4.
Transfer Restrictions. You may not sell, transfer, pledge, exchange, hypothecate or dispose of the Restricted Stock Units in any manner otherwise than by will or by the laws of descent or distribution. A breach of these terms of this Agreement shall cause a forfeiture of your Restricted Stock Units.
5.
Entire Agreement; Governing Law. The Restricted Stock Units constitute awards of Phantom Shares for purposes of the Plan are granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Texas.
6.
Withholding of Tax. To the extent that the grant or vesting of Restricted Stock Units results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Subsidiary, which, with the consent of the Company (or the Committee if you are subject to Section 16(b) of the Exchange Act), may include withholding a number of Shares that would otherwise be delivered on vesting that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld, you shall deliver to the Company or the Subsidiary such amount of money as the Company or the Subsidiary may require to meet its withholding obligations under such applicable law. No delivery of unrestricted Shares shall be made under this Agreement until you have paid or made arrangements approved by the Company or the Subsidiary to satisfy in full the applicable tax withholding requirements of the Company or Subsidiary.

7. Director Relationship. Any question as to whether and when there has been a termination of your director relationship with the Company, and the cause of such termination, shall be determined by the Committee and its determination shall be final.